(July 2010)

YTB International, Inc.
Fiscal 2010

Incentive Plan

Objective:	YTB International, Inc. (the “Company”) has established this Incentive Plan to provide additional compensation to the Executive for achieving specific goals and/or targets by the end of a fiscal year.

Award:
The Incentive Plan will pay out up to a percentage of base pay at the start of each incentive period for achieving budget.  Excluded from the calculation are car allowances, club dues, pension contributions or other forms of compensation received.  The award can reach 150% of the target for achieving beyond budget.

Calculation
Of Award:
Each objective outlined in the Incentive Plan will be assigned a points allocation.  All objectives should be quantifiable and not subjective.  The actual performance of the Company will be compared to the objectives and a percent of completion will be calculated.  The total percent completed based on a 100% total will be multiplied by the award level and then multiplied by the base pay to determine the total award.

Discretionary
Objectives:
The Executive will complete a list of discretionary objectives representing specific tasks to be accomplished during the year.  These objectives should address specific problem areas to be corrected or performance enhancement issues that can be quantified and measured.  Normal job duties should be excluded since those are expected to be completed as compensation for base pay.

Payout:
The incentive award should be paid no later than March 15th following the close of a fiscal year end of December 31st. The total award cannot exceed 25% of the free cash flow of the Company for the year. The payout may be made on a monthly basis if adequate credit lines are not available to make a lump sum distribution.

Achievement
Categories:	The achievement will be measured against the following criteria:

•     Growth in Business Owners                                        25%
•     Free Cash Flow                                                            25%

(July 2010)

•     Earnings Before Interest, Taxes, Depreciation,         25%
Amortization, Discontinued Operations and
Excluding Impairment Charges
•     Discretionary Objectives                                            25%

Eligible
Participants:	The eligible participants will be awarded compensation based on the following percent of annual base salary:

•      Directors                                       12.5% to 18.75%
•      Vice Presidents                             25.0% to 37.5%
•      Executive Officers**                    50.0% to 75.0%

** Executive Officers’ awarded compensation will be reduced by commissions/overrides earned during the fiscal year.

The participant can earn up to 150% of the target award if actual performance exceeds the goals and objectives for the year by 150%.  The Discretionary target of the award will track with the weighted average of the Free Cash Flow target and the Pre-tax Operating Income target.

Company
Discretion:	This plan is a voluntary plan on behalf of the Company and may be modified or cancelled on an annual basis if the performance of the Company does not warrant such a plan.